EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Berkshire Hills Bancorp. Inc. of our report dated March 1, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Berkshire Hills Bancorp. Inc. for the year ended December 31, 2018.

/s/ Crowe LLP
New York, New York
September 26, 2019